Exhibit 3.92

Kimball Hill Urban Centers, L.L.C.
Operating Agreement

This Operating Agreement (“Agreement”) is established as of this 1st day of February, 2004 by Kimball Hill, Inc., an Illinois corporation (“KHI”).

RECITALS

A.       Kimball Hill Development Company through its authorized organizer and agent caused to be prepared and filed, with the Secretary of State of the State of Illinois, Articles of Organization creating Kimball Hill Urban Centers, L.L.C. as a limited liability company. The Articles of Organization were filed effective as of August 28, 2003.

B.        Kimball Hill Development Company filed with the Secretary of State of Illinois Articles of Amendment to the Articles of Organization of Kimball Hill Urban Centers, L.L.C., effective               , 2004, providing for the admittance of KHI as a new member of Kimball Hill Urban Centers, L.L.C. and providing for the withdrawal by Kimball Hill Development Company as a member of the company.

C.        Kimball Hill Development Company has withdrawn as a member of Kimball Hill Urban Centers, L.L.C. and KHI is now the sole member of Kimball Hill Urban Centers, L.L.C.

D.        KHI desires to operate Kimball Hill Urban Centers, L.L.C. in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, KHI hereby establishes regulations for Kimball Hill Urban Centers, L.L.C. as follows:

Section I
Defined Terms

The following capitalized terms shall have the meanings specified in this Section I. Other terms are defined in the text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Act” means the Illinois Limited Liability Company Act, 805 ILCS 180/9-9, et. seq., as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Interest Holder, the deficit balance, if any, in the Interest Holder’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

(i)        the deficit shall be decreased by the amounts which the Interest Holder is obligated to restore, if any, pursuant to Section 4.4.2, or is deemed obligated to restore, if any, pursuant to Regulation Sections 1.704-2(g)(l) and (i)(5) (i.e., the Interest Holder’s share of Minimum Gain and Member Minimum Gain); and

(ii)       the deficit shall be increased by the items described in Regulation Section 1.704-l(b)(2)(ii)-(d)(4), (5), and (6).

“Adjusted Capital Balance” means, as of any day, an Interest Holder’s total Capital Contributions less all amounts actually distributed to the Interest Holder pursuant to Sections 4.2.3.4.1 and 4.4 hereof. If any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Adjusted Capital Balance of the transferor to the extent the Adjusted Capital Balance relates to the Interest transferred.

“Affiliate” means, with respect to any Member, any Person: (i) which owns 50% more of the voting interests in the Member; or (ii) in which the Member owns 50% or more of the voting interests; or (iii) in which more than of the voting interests are owned by a Person who has a relationship with the Member described in clause (i) or (ii) above.

“Agreement” means this Agreement, as amended from time to time.

“Capital Account” means the account maintained by the Company for each Interest Holder in accordance with the following provisions:

(i)        an Interest Holder’s Capital Account shall be credited with the Interest Holder’s Capital Contributions, the amount of any Company liabilities assumed by the Interest Holder (or which are secured by Company property distributed to the Interest Holder), the Interest Holder’s distributive share of Profit and any item in the nature of income or gain specially allocated to such Interest Holder pursuant to the provisions of Section IV (other than Section 4.3.3); and

(ii)       an Interest Holder’s Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Interest Holder, the amount of any liabilities of the Interest Holder assumed by the Company (or which are secured by property contributed by the Interest Holder to the Company), the Interest Holder’s distributive share of Loss and any item in the nature of expenses or losses specially allocated to the Interest Holder pursuant to the provisions of Section IV (other than Section 4.3.3).

If any Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest. If the book value of Company property is adjusted pursuant to Section 4.3.3, the Capital Account of each Interest Holder shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. It is intended that the Capital Accounts of all Interest Holders shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

“Capital Contribution” means the total amount of cash and the fair market value of any other assets contributed (or deemed contributed under Regulation Section 1.704-l(b)(2)(iv)(d)) to the Company by a Member, net of liabilities assumed or to which the assets are subject.

“Capital Proceeds” means the gross receipts received by the Company from a Capital Transaction.

“Capital Transaction” means any transaction not in the ordinary course of business which results in the Company’s receipt of cash or other consideration other than Capital Contributions, including, without limitation, proceeds of sales or exchanges or other dispositions of property not in the ordinary course of business, financings, refinancings, condemnations, recoveries of damage awards, and insurance proceeds.

“Cash Flow” means all cash funds derived from operations of the Company (including interest received on reserves), without reduction for any non-cash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements and replacements as determined by the Manager. Cash Flow shall not include Capital Proceeds but shall be increased by the reduction of any reserve previously established.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” means Kimball Hill Urban Centers, L.L.C., an Illinois limited liability company.

“Interest” means a Person’s share of the Profits and Losses of, and the right to receive distributions from, the Company.

“Interest Holder” means any Person who holds an Interest, whether as a Member or as an unadmitted assignee of a Member.

“Involuntary Withdrawal” means, with respect to any Member, the occurrence of any of the following events:

(i)        the Member makes an assignment for the benefit of creditors;

(ii)       the Member files a voluntary petition of bankruptcy;

(iii)      the Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;

(iv)      the Member files a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

(v)       the Member seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the Member’s properties;

(vi)      the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in Subsections (i) through (v);

(vii)     any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for one hundred twenty (120) days after the commencement thereof, or the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member’s properties without the Member’s agreement or acquiescence, which appointment is stayed, for one hundred twenty (120) days or, if the appointment is stayed, for one hundred twenty (120) days after the expiration of the stay during which period the appointment is not vacated;

(viii)    if the Member is an individual, the Member’s death or adjudication by a court of competent jurisdiction as incompetent to manage the Member’s person or property;

(ix)      if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

(x)       if the Member is a partnership or another limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;

(xi)      if the Member is a corporation, the dissolution of the corporation or the revocation of its charter; or

(xii)     if the Member is an estate, the distribution by the fiduciary of the estate’s entire interest in the limited liability company.

“Manager” is the Person designated as such in Section V.

“Management Committee” is the management committee consisting of individuals appointed by the Manager and which acts pursuant to authority given under this Agreement.

“Member” means each Person signing this Agreement and any Person who subsequently is admitted as a member of the Company.

“Member Minimum Gain” has the meaning set forth in Regulation Section 1.704-(2)(d)(i) for “partner nonrecourse minimum gain.”

“Member Loan Nonrecourse Deductions” means any Company deductions that would be Nonrecourse Deductions if they were not attributable to a loan made or guaranteed by a Member within the meaning of Regulation Section 1.704-2(i).

“Membership Rights” means all of the rights of a Member in the Company, including a Member’s: (i) Interest; (ii) right to inspect the Company’s books and records; (iii) right to participate in the management of and vote on matters coming before the Company; and (iv) unless this Agreement or the Articles of Organization provide to the contrary, right to act as an agent of the Company.

“Minimum Gain” has the meaning set forth in Regulation Section l.704-2(d). Minimum Gain shall be computed separately for each Interest Holder in a manner consistent with the Regulations under Code Section 704(b).

“Negative Capital Account” means a Capital Account with a balance of less than zero.

“Nonrecourse Deductions” has the meaning set forth in Regulation Section 1.704-2(b)(l). The amount of Nonrecourse Deductions for a taxable year of the Company equals the net increase, if any, in the amount of Minimum Gain during that taxable year, determined according to the provisions of Regulation Section 1.704-2(c),

“Nonrecourse Liability” has the meaning set forth in Regulation Section 1. 704-2(b)(3).

“Percentage” means, as to a Member, the percentage set forth after the Member’s name on Exhibit A, as amended from time to time, and as to an Interest Holder who is not a Member, the Percentage of the Member whose Interest has been acquired by such Interest Holder, to the extent the Interest Holder has succeeded to that Member’s Interest.

“Person” means and includes any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

“Positive Capital Account” means a Capital Account with a balance greater than zero.

“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed) the Company’s taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

(i)        all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(l) shall be included in computing taxable income or loss;

(ii)       any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss;

(iii)      any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as such pursuant to Regulation Section 1.704- l(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss;

(iv)      gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes;

(v)       in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

(vi)      notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.3 hereof shall not be taken into account in computing Profit or Loss.

“Regulation” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Secretary” means the Secretary of State of the State of Illinois.

“Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means, voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

“Voluntary Withdrawal” means a Member’s dissociation with the Company by means other than by a Transfer or an Involuntary Withdrawal.

Section II
Formation and Name: Office; Purpose; Term

2.1.      Organization. Kimball Hill Development Company, through its authorized organizer and agent, organized the Company as a limited liability company through the filing with the Secretary on August 28, 2003 of Articles of Organization, pursuant to the Act and the provisions of this Agreement, as described in the Recitals to this Agreement. Kimball Hill Development Company filed with the Secretary Articles of Amendment to the Articles of

Organization of the Company effective                    , 2004 providing for the withdrawal by Kimball Hill Development Company as a Member of the Company and providing further for the admittance of KHI as a Member of the Company.

2.2.      Name of the Company. The name of the Company is “Kimball Hill Urban Centers, L.L.C.” The Company may do business under that name and under any other name or names which the Manager selects. If the Company does business under a name other than that set forth in its Articles of Organization, then the Company shall comply with applicable provisions of the Act.

2.3.      Purpose. The Company is organized to purchase, acquire, buy, sell, own, trade in, hold, develop, lease, manage, subdivide, and otherwise deal in and with, directly and/or in or through partnerships, joint ventures, corporations and other limited liability companies, residential and mixed-use projects in urban center environments anywhere within the United States excluding, however, the Park Boulevard (formerly known as Stateway Gardens) development in Chicago, Illinois.

2.4.      Term. The term of the Company began upon the filing of the Articles of Organization of the Company on August 28, 2003 with the Secretary and shall continue in existence perpetually, unless its existence is sooner terminated pursuant to Section VII of this Agreement.

2.5.      Registered Office; Principal Place of Business. The registered office of the Company in the State of Illinois shall be located at 208 S. LaSallc Street, Chicago, Illinois 60604 or at any other place within the State of Illinois upon which the Manager selects. The principal office of the Company in the State of Illinois shall be located at 5999 New Wilke Road, Suite 504, Rolling Meadows, 60008, or at any other place which the Manager selects.

2.6.      Registered Agent. The name and address of the Company’s resident agent in the State of Illinois shall be CT Corporation, 208 South LaSalle Street, Chicago, Illinois 60604.

2.7.      Members. The name, present mailing address, taxpayer identification number, and Percentage of each Member are set forth on Exhibit A.

Section III
Members; Capital; Capital Accounts

3.1.      Initial Capital Contributions. The Members shall contribute to the Company cash as set forth on Exhibit A. Initial Capital Contributions shall be paid in five equal quarterly installments, payable beginning February 2, 2004, and during each subsequent fiscal quarter, as set forth in Exhibit A. If the Manager determines that there is no business need to make such contributions by such dates, it may delay any or all such installments as it deems appropriate.

3.2.      Additional Capital Contributions.

3.2.1.   If the Manager at any time or from time to time determines that the Company requires additional Capital Contributions, then the Manager shall give notice to each Member of (i) the total amount of additional Capital Contributions required, (ii) the reason the additional Capital Contribution is required, (iii) each Member’s proportionate share of the total additional Capital Contribution (determined in accordance with this Section), and (iv) the date each Member’s additional Capital Contribution is due and payable, which date shall be thirty (30) days after the notice has been given. The total additional Capital Contribution which the Manager may require the Members to contribute during the term of this Agreement shall not exceed 100% of the Member’s initial capital contribution in the aggregate. A Member’s proportionate share of the total additional Capital Contribution shall be equal to the product obtained by multiplying the Member’s Percentage and the total additional Capital Contribution required. A Member’s proportionate share shall be payable in cash or by certified check.

3.2.2.   Except as provided in Section 3.2.1, no Member shall be required to contribute any additional capital to the Company, and no Member shall have any personal liability for any obligation of the Company.

3.2.3.   If a Member fails to pay when due all or any portion of any Capital Contribution, the Manager shall request the non-defaulting Members to pay the unpaid amount of the defaulting Member’s Capital Contribution (the “Unpaid Contribution”). To the extent the Unpaid Contribution is contributed by any other Member, the defaulting Member’s Percentage shall be reduced and the Percentage of each Member who makes up the Unpaid Contribution shall be increased, so that each Member’s Percentage is equal to a fraction, the numerator of which is that Member’s total Capital Contribution and the denominator of which is the total Capital Contributions of all Interest Holders. The Manager shall amend Exhibit A accordingly. This remedy is in addition to any other remedies allowed by law or by this Agreement.

3.3.      No Interest on Capital Contributions. Interest Holders shall not be paid interest on their Capital Contributions.

3.4.      Return of Capital Contributions. Except as otherwise provided in this Agreement, no Interest Holder shall have the right to receive the return of any Capital Contribution.

3.5.      Form of Return of Capital. If an Interest Holder is entitled to receive a return of a Capital Contribution, the Interest Holder shall not have the right to receive anything but Cash in return of the Interest Holder’s Capital Contribution.

3.6.      Capital Accounts. A separate Capital Account shall be maintained for each Interest Holder.

3.7.      Loans. Any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree.

Section IV
Profit, Loss, and Distributions

4.1.      Distributions of Cash Flow and Allocations of Profit or Loss Other Than Capital Transactions.

4.1.1.   Profit or Loss Other Than from a Capital Transaction. After giving effect to the special allocations set forth in Section 4.3, for any taxable year of the Company, Profit or Loss (other than Profit or Loss resulting from a Capital Transaction, which Profit or Loss shall be allocated in accordance with the provisions of Sections 4.2.1 and 4.2.2) shall be allocated to the Interest Holders in proportion to their Percentages.

4.1.2.   Cash Flow. Cash Flow for each taxable year of the Company shall be distributed when and as determined to be appropriate by the Manager to the Interest Holders in proportion to their Percentages no later than seventy-five (75) days after the end of the taxable year.

4.2.      Distributions of Capital Proceeds and Allocation of Profit or Loss from Capital Transactions.

4.2.1.   Profit. After giving effect to the special allocations set forth in Section 4.3, Profit from a Capital Transaction shall be allocated as follows:

4.2.1.1. If one or more Interest Holders has a Negative Capital Account, to those Interest Holders, in proportion to their Negative Capital Accounts, until all of those Negative Capital Accounts have been reduced to zero, unless the Manager determines such action is not necessary to comply with applicable accounting standards and income tax laws and regulations.

4.2.1.2. Next, Profit shall be allocated to the Interest Holders in proportion to and to the extent necessary to increase their Capital Accounts to become equal to their Capital Contributions.

4.2.1.3. Any Profit in excess of the foregoing allocations shall be allocated to the Interest Holders in proportion to their Percentages.

4.2.2.   Loss. After giving effect to the special allocations set forth in Section 4.3, Loss from a Capital Transaction shall be allocated as follows:

4.2.2.1. If one or more Interest Holders has a Positive Capital Account, to those Interest Holders, in proportion to their Positive Capital Accounts, until all Positive Capital Accounts have been reduced to zero.

4.2.2.2. Any Loss not allocated to reduce Positive Capital Accounts to zero pursuant to Section 4.2.2.1 shall be allocated to the Interest Holders in proportion to their Percentages.

4.2.3.   Capital Proceeds. Capital Proceeds shall be distributed and applied by the Company in the following order and priority:

4.2.3.1. to the payment of all expenses of the Company incident to the Capital Transaction; then

4.2.3.2. to the payment of debts and liabilities of the Company then due and outstanding (including all debts due to any Interest Holder), then

4.2.3.3. to the establishment of any reserves which the Manager deems necessary for liabilities or obligations of the Company; then

4.2.3.4. the balance shall be distributed as follows;

4.2.3.4.1. to the Interest Holders in proportion to their Adjusted Capital Balances, until their remaining Adjusted Capital Balances have been paid in full; then

4.2.3.4.2. if any Interest Holder has a Positive Capital Account after the distributions made pursuant to Section 4.2.3.4.1 and before any further allocation of Profit pursuant to Section 4.2.1.3, to those Interest Holders in proportion to their Positive Capital Accounts; then

4.2.3.4.3. the balance, to the Interest Holders in proportion to their Percentages.

4.3.      Regulatory Allocations.

4.3.1    Qualified Income Offset. No Interest Holder shall be allocated Losses or deductions if the allocation causes an Interest Holder to have an Adjusted Capital Account Deficit. If an Interest Holder receives (1) an allocation of Loss or deduction (or item thereof) or (2) any distribution, which causes the Interest Holder to have an Adjusted Capital Account Deficit at the end of any taxable year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for that taxable year shall be allocated to that Interest Holder, before any other allocation is made of Company items for that taxable year, in the amount and in proportions required to eliminate the excess as quickly as possible. This Section 4.3.1 is intended to comply with, and shall be interpreted consistently with, the “qualified income offset” provisions of the Regulations promulgated under Code Section 704(b).

4.3.2.   Minimum Gain Chargeback. Except as set forth in Regulation Section 1.704-2(f)(2), (3) and (4), if, during any taxable year, there is a net decrease in Minimum Gain, each Interest Holder, prior to any other allocation pursuant to this Section IV, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Interest Holder’s share of the net decrease of Minimum Gain, computed in accordance with Regulation Section 1.704-2(g). Allocations of gross income and gain pursuant to this Section 4.3.2 shall be made first from gain recognized from the disposition of Company assets subject to nonrecourse liabilities (within the meaning of the Regulations promulgated under Code Section 752), to the extent of the Minimum Gain attributable to those assets, and thereafter, from a pro rata portion of the Company’s other items of income and gain for the taxable year. It is the intent of the parties hereto that any allocation pursuant to this Section 4.3.2 shall constitute a “minimum gain chargeback” under Regulation Section 1.704-2(f).

4.3.3.   Contributed Property and Book-Ups. In accordance with Code Section 704(c) and the Regulations thereunder, as well as Regulation Section 1.704-1 (b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Interest Holders so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of contribution (or deemed contribution). If the adjusted book value of any Company asset is adjusted as provided herein, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under Code Section 704(c) and the Regulations thereunder.

4.3.4.   Code Section 754 Adjustment. To the extent an adjustment to the tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Section 1.704-1 (b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Interest Holders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Section of the Regulations.

4.3.5.   Nonrecourse Deductions. Nonrecourse Deductions for a taxable year or other period shall be specially allocated among the Interest Holders in proportion to their Percentages.

4.3.6.   Member Loan Nonrecourse Deductions. Any Member Loan Nonrecourse Deduction for any taxable year or other period shall be specially allocated to the Interest Holder who bears the risk of loss with respect to the loan to which the Member Loan Nonrecourse Deduction is attributable in accordance with Regulation Section 1.704-2(b).

4.3.7.   Guaranteed Payments. To the extent any compensation paid to any Member by the Company, including any fees payable to any Member pursuant to Section 5.3 hereof, is determined by the Internal Revenue Service not to be a guaranteed payment under Code Section 707(c) or is not paid to the Member other than in the Person’s capacity as a Member within the meaning of Code Section 707(a), the Member shall be specially allocated gross income of the Company in an amount equal to the amount of that compensation, and the Member’s Capital Account shall be adjusted to reflect the payment of that compensation.

4.3.8.   Unrealized Receivables. If an Interest Holder’s Interest is reduced (provided the reduction does not result in a complete termination of the Interest Holder’s Interest), the Interest Holder’s share of the Company’s “unrealized receivables” and “substantially appreciated inventory” (within the meaning of Code Section 751) shall not be reduced, so that, notwithstanding any other provision of this Agreement to the contrary, that portion of the Profit otherwise allocable upon a liquidation or dissolution of the Company pursuant to Section 4.4 hereof which is taxable as ordinary income (recaptured) for federal income tax purposes shall, to the extent possible without increasing the total gain to the Company or to any Interest Holder, be specially allocated among the Interest Holders in proportion to the deductions (or basis reductions treated as deductions) giving rise to such recapture. Any questions as to the aforesaid allocation of ordinary income (recapture), to the extent such questions cannot be resolved in the manner specified above, shall be resolved by the Manager.

4.3.9.   Withholding. All amounts required to be withheld pursuant to Code Section 1446 or any other provision of federal, state, or local tax law shall be treated as amounts actually distributed to the affected Interest Holders for all purposes under this Agreement.

4.4.      Liquidation and Dissolution.

4.4.1.   If the Company is liquidated, the assets of the Company shall be distributed to the Interest Holders in accordance with the balances in their respective Capital Accounts, after taking into account the allocations of Profit or Loss pursuant to Sections 4.1 or 4.2, if any, and distributions, if any, of cash or property, if any, pursuant to Sections 4.1 and 4.2.3;

4.4.2.   No Interest Holder shall be obligated to restore a Negative Capital Account.

4.5.      General.

4.5.1.   Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Manager.

4.5.2.   If any assets of the Company are distributed in kind to the Interest Holders, those assets shall be valued on the basis of their fair market value, and any Interest Holder entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Interest Holders so entitled. Unless the Members otherwise agree, the fair market value of the assets shall be determined by an independent appraiser who shall be selected by the Manager. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section 4.2 and shall be properly credited or charged to the Capital Accounts of the Interest Holders prior to the distribution of the assets in liquidation pursuant to Section 4.4.

4.5.3.   All Profit and Loss shall be allocated, and all distributions shall be made to the Persons shown on the records of the Company to have been Interest Holders as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company’s taxable year is separated into segments, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit and Loss shall be allocated between the original Interest Holder and the successor on the basis of the number of days each was an Interest Holder during the taxable year, provided, however, the Company’s taxable year shall be segregated into two or more segments in order to account for Profit, Loss, or proceeds attributable to a Capital Transaction or to any other extraordinary non-recurring items of the Company.

4.5.4.   The Manager is hereby authorized, upon the advice of the Company’s tax counsel, to amend this Article IV to comply with the Code and the Regulations promulgated under Code Section 704(b); provided, however, that no amendment shall materially affect distributions to an Interest Holder without the Interest Holder’s prior written consent.

Section V
Management: Rights, Powers, and Duties

5.1.      Management.

5.1.1.   Manager. Upon the effective date of this Agreement, the Company has one Member, which is KHI. Pursuant to the terms of the Articles of Organization under which the Company was organized, the Company is to be managed by that Member. As long as there is only one Member of the Company, the Member shall also under this Agreement be the Manager of the Company, and in such capacity as Manager shall generally manage all of the operations of the Company through a Management Committee, to be appointed as provided for in Section 5.1.2.1 below. The Management Committee shall appoint executive officers to carry out the duties and responsibilities of the Manager by appointment as provided for in Section 5.1.7 below.

5.1.2.   General Powers. The Manager shall have full, exclusive, and complete discretion, power, and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, to manage, control, administer, and operate the business and affairs of the Company for the purposes herein stated, and to make all decisions affecting such business and affairs, and the power to delegate any and all such functions, including without limitation, for Company purposes, the power to:

5.1.2.1.            appoint, remove and fill any vacancy in the Management Committee of the Company and to authorize the appointment and removal by such Management Committee of officers to act for and on behalf of the Company, it being understood that all such persons acting as members at any time of the Management Committee and/or as officers of the Company are acting for the Company and not individually as members of the Company;

5.1.2.2.            acquire by purchase, lease, or otherwise, any real or personal property, tangible or intangible;

5.1.2.3.            construct, operate, maintain, finance, and improve, and to own, sell, convey, assign, mortgage, or lease any real estate and any personal property;

5.1.2.4.            sell, dispose, trade, or exchange Company assets in the ordinary course of the Company’s business;

5.1.2.5.            enter into agreements and contracts and to give receipts, releases, and discharges;

5.1.2.6.            purchase liability and other insurance to protect the Company’s properties and business;

5.1.2.7.            borrow money for and on behalf of the Company, and, in connection therewith, execute and deliver instruments authorizing the confession of judgment against the Company.

5.1.2.8.            execute or modify leases with respect to any part or all of the assets of the Company;

5.1.2.9.            prepay, in whole or in part, refinance, amend, modify, or extend any mortgages, trust deeds or security agreements which may affect any asset of the Company and in connection therewith to execute for and on behalf of the Company any extensions, renewals, or modifications of such mortgages, trust deeds or security agreements;

5.1.2.10.          execute any and all other instruments and documents which may be necessary or in the opinion of the Manager desirable to carry out the intent and purpose of this Agreement, including, but not limited to, documents whose operation and effect extend beyond the term of the Company;

5.1.2.11.          make any and all expenditures which the Manager, in his sole discretion, or in the discretion of the parties to whom Manager has delegated the authority to act for the Company as provided for above, deems necessary or appropriate in connection with the management of the affairs of the Company and the carrying out of its obligations and responsibilities under this Agreement, including, without limitation, all legal, accounting and other related expenses incurred in connection with the organization and financing and operation of the Company;

5.1.2.12.          enter into any kind of activity necessary to, in connection with, or incidental to, the accomplishment of the purposes of the Company; and

5.1.2.13.          invest and reinvest Company reserves in short-term instruments or money market funds.

5.1.3. Extraordinary Transactions. Notwithstanding anything to the contrary in this Agreement, at any time there is more than one Member, the Manager shall not undertake any of the following without the approval of the Members:

5.1.3.1. the admission of additional Members to the Company:

5.1.3.2. the Company’s engaging in business in any jurisdiction which does not provide for the registration of limited liability companies; and

5.1.3.3. the Company’s electing to exercise any Purchase Option pursuant to Section 6.1.4.

5.1.4.   Limitation on Authority of Members.

5.1.4.1. If and when the Company has more than one Member, then no Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member.

5.1.4.2. This Section 5.1 supersedes any authority granted to the Members pursuant to the Act. Any Member who takes any action or binds the Company in violation of this Section 5.1 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

5.1.5. Removal of Manager. At any time there is more than one Member, the Members, at any time and from time to time and for any reason, by action of Members holding in the aggregate 51% of the total Percentage Interests, may remove the Manager then acting and elect a new Manager.

5.1.6 Appointment of Initial Management Committee. The initial Management Committee Manager hereby appoints David K. Hill, Diane G. Hill, David K. Hill, III and H. Douglas Guthrie, each of whom are hereby appointed members of the Management Committee, effective as of the date hereof. The Management Committee shall have the right to appoint, on a yearly basis beginning at its first meeting, officers of the Company to act for and on behalf of the Company as the Management Committee shall see fit.

5.1.7    Executive Officers. The Company shall be operated by executive officers as designated on an annual basis (except for the initial designation hereinbelow) by the Management Committee. The Management Committee shall from time-to-time prescribe the general powers and duties assigned to each of the executive officers. The initial executive officers of the Company shall consist of the following:

David K. Hill, Chairman

H. Douglas Guthrie, President and Chief Executive Officer

Diane G. Hill, Vice President and Secretary

Hal H. Barber, Vice President and Treasurer

David K. Hill, III, Vice President

Eileen Connelly, Assistant Secretary

The Chairman shall preside at all meetings of the Management Committee and shall exercise and perform such powers and duties as may be assigned to him by the Management Committee.

5.2.      Meetings of and Voting by Members.

5.2.1. A meeting of the Members may be called at any time by the Manager or by those Members holding at least ten percent (10%) of the Percentages then held by Members. Meetings of Members shall be held at the Company’s principal place of business or at any other place in Illinois designated by the Person calling the meeting. Not less than ten (10) nor more than ninety (90) days before each meeting, the Person calling the meeting shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, place and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if before or after the meeting the Member signs a waiver of the notice which is filed with the records of Members’ meetings, or is present at the meeting in person or by proxy. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person or by proxy of Members holding not less than fifty-one percent (51%) of the Percentages then held by Members constitutes a quorum. A Member may vote either in person or by written proxy signed by the Member or by his duly authorized attorney in fact.

5.2.2. Except as otherwise provided in this Agreement, the affirmative vote of members holding fifty-one percent (51%) or more of the Percentages then held by Members shall be required to approve any matter coming before the Members.

5.2.3. In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of Members holding a majority of the Percentages then held by Members.

5.2.4. Except as otherwise provided in this Agreement, wherever the Act requires unanimous consent to approve or take any action, that consent shall be given in writing and, in all cases, shall mean, rather than the consent of all Members, the consent of Members holding ninety percent (90%) or more of the Percentages then held by Members.

5.3.      Personal Services.

5.3.1. No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Manager, no Member shall perform services for the Company or be entitled to compensation for services performed for the Company.

5.3.2. Unless approved by Members holding 51% of the Percentages then held by Members, the Manager shall not be entitled to compensation for services performed for the Company. However, upon substantiation of the amount and purpose thereof, the Manager shall be entitled to reimbursement for expenses reasonably incurred in connection with the activities of the Company. The Manager shall not be required to obtain the consent of the Members to determine the amount of any compensation for any member of the Management Committee except the compensation of the Manager if he is a member of the Management Committee.

5.4.      Duties of Parties.

5.4.1. The Manager shall devote such time to the business and affairs of the Company as is necessary to carry out the Manager’s duties set forth in this Agreement.

5.4.2. Except as otherwise expressly provided in Section 5.4.3, nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, or of any Affiliate of any Member, to conduct any other business or activity whatsoever, and the Member shall not be accountable to the Company or to any Member with respect to that business or activity even if the business or activity competes with the Company’s business. The organization of the Company shall be without prejudice to their respective rights (or the rights of their respective Affiliates) to maintain, expand or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member or the Member’s Affiliates.

5.4.3. Each Member understands and acknowledges that the conduct of the Company’s business may involve business dealings and undertakings with Members and their Affiliates. In any of those cases, those dealings and undertakings shall be at arm’s length and on commercially reasonable terms.

5.5.      Liability and Indemnification.

5.5.1. The Manager, the members of the Management Committee and the officers appointed by the Management Committee shall not be liable, responsible, or accountable, in damages or otherwise, to any Member or to the Company for any act performed by them within the scope of the authority conferred on them by this Agreement or for any actions for which they may be indemnified as provided for below in this Section 5.5.

5.5.2.   The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Member, Manager, Management Committee member, officer, employee or agent of the Company (collectively, an “Action”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any Action by judgment or settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

5.5.3.   Any indemnification under section 5.5.2 shall be made by the Company only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person requesting indemnification has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Management Committee by a majority vote of a quorum consisting of Management Committee members who are not parties to such Action, or (b) if directed by the Management Committee, by independent legal counsel in a written opinion. Notwithstanding the foregoing, to the extent that a Member, Manager, Management Committee member, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any Action, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

5.5.4.   Expenses (including attorneys’ fees) actually and reasonably incurred by a Member, Manager, Management Committee member, officer, employee or agent of the Company in connection with the defense or disposition of any Action may be paid from time to time by the Company in advance of the final disposition thereof upon receipt of (a) an affidavit by such person of his good faith belief that he has met the standard of conduct necessary for indemnification under section 5.5.2., and (b) an undertaking by such person to repay to the Company the amounts so paid if it is ultimately determined that he is not entitled to indemnification as authorized in section 5.5.2., which undertaking may be accepted by the Company without reference to the financial ability of such person to make repayment.

5.5.5.   If both the Company and any person to be indemnified are parties to an Action, legal counsel representing the Company therein may, at the request of such person, also represent such person (unless such dual representation would involve such legal counsel in a conflict of interest in violation of applicable law or principles of professional ethics), and the

Company shall pay all fees and expenses of such legal counsel incurred during the period of dual representation other than those, if any, that would not have been incurred if legal counsel were representing only the Company. Any allocation of fees and expenses between the Company and such person made by legal counsel shall be final and binding upon the Company and such person.

5.5.6.   The indemnification and advancement of expenses provided by this article shall not be deemed exclusive of any other rights to which a Member, Manager, Management Committee member, officer, employee or agent of the Company may be entitled under any contract, agreement or otherwise, both as to action in his official capacity and as to action in another capacity while holding such position or office, and shall continue as to a person who has ceased to be a Member, Manager, Management Committee member, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

5.5.7.   The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a Member, Manager, Management Committee member, officer, employee or agent of the Company, or is or was serving at the request of the Partnership as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this article.

5.6.      Power of Attorney.

5.6.1.   Grant of Power. Each Member constitutes and appoints the Manager as the Member’s true and lawful attorney-in-fact (“Attorney-in-Fact”), and in the Member’s name, place and stead, to make, execute, sign, acknowledge, and file:

5.6.1.1. one or more articles of organization:

5.6.1.2. all documents (including amendments to articles of organization) which the Attorney-in-Fact deems appropriate to reflect any amendment, change, or modification of this Agreement;

5.6.1.3. any and all other certificates or other instruments required to be filed by the Company under the laws of the State of Illinois or of any other state or jurisdiction, including, without limitation, any certificate or other instruments necessary in order for the Company to continue to qualify as a limited liability company under the laws of the State of Illinois;

5.6.1.4. one or more applications to use an assumed name; and

5.6.1.5. all documents which may be required to dissolve and terminate the Company and to cancel its articles of organization.

5.6.2.   Irrevocability. The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of a Member. It also shall survive the Transfer of an Interest, except that if the transferee is approved for admission as a Member, this power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the Attorney-in-Fact to execute, acknowledge and file any documents needed to effectuate the substitution. Each Member shall be bound by any representations made by the Attorney-in-Fact acting in good faith pursuant to this power of attorney, and each Member hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Attorney-in-Fact taken in good faith under this power of attorney.

Section VI
Transfer of Interests and Withdrawals of Members

6.1.      Transfers.

6.1.1. No Person may Transfer all or any portion of or any interest or rights in the Person’s Membership Rights or Interest unless the following conditions (“Conditions of Transfer”) are satisfied:

6.1.1.1. The Transfer will not require registration of Interests or Membership Rights under any federal or state securities laws;

6.1.1.2. The transferee delivers to the Company a written instrument agreeing to be bound by the terms of Section VI of this Agreement.

6.1.1.3. The Transfer will not result in the termination of the Company pursuant to Code Section 708;

6.1.1.4. The Transfer will not result in the Company being subject to the Investment Company Act of 1940, as amended;

6.1.1.5. The transferor or the transferee delivers the following information to the Company: (i) the transferee’s taxpayer identification number; and (ii) the transferee’s initial tax basis in the Transferred Interest; and

6.1.1.6. The transferor complies with the provisions set forth in Section 6.1.4.

6.1.2.   If the Conditions of Transfer are satisfied, then a Member or Interest Holder may Transfer all or any portion of that Person’s Interest. Unless all Members approve the Transfer acquiring all Membership Rights (which approval may be given or withheld in the

Members’ sole discretion), the Transfer of an Interest pursuant to this Section 6.1 shall not result, however, in the Transfer of any of the transferor’s other Membership Rights, if any, and the transferee of the Interest shall have no right to: (i) become a Member; (ii) exercise any Membership Rights other than those specifically pertaining to the ownership of an Interest; or (iii) act as an agent of the Company. If a transfer of all Membership Rights is approved as aforesaid, the transferee will succeed to all Membership Rights of a Member who transfers such Membership Rights.

6.1.3. Each Member hereby acknowledges the reasonableness of the prohibition contained in this Section 6.1 in view of the purposes of the Company and the relationship of the Members. The Transfer of any Membership Rights or Interests in violation of the prohibition contained in this Section 6.1 shall be deemed invalid, null and void, and of no force or effect. Any Person to whom Membership Rights are attempted to be transferred in violation of this Section shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, to the maximum extent permitted by law, receive distributions from the Company or have any other rights in or with respect to the Membership Rights.

6.1.4. Right of First Offer.

6.1.4.1. If an Interest Holder (a “Transferor”) desires to Transfer all or any portion of or any interest or rights in, the Transferor’s Interest (the “Transferor Interest”), the Transferor shall notify the Company of that desire (the “Transfer Notice”). The Transfer Notice shall describe the Transferor Interest. The Company shall have the option (the “Purchase Option”) to purchase all of the Transferor Interest for a price (the “Purchase Price”) equal to the amount the Transferor would receive if the Company were liquidated and an amount equal to the Appraised Value (as determined pursuant to Section 6.4) were available for distribution to the Members pursuant to Section 4.4.

6.1.4.2. The Purchase Option shall be and remain irrevocable for a period (the “Transfer Period”) ending at 11:59 P.M., local time at the Company’s principal office on the thirtieth (30th) Day following the Transfer Notice is given to the Company.

6.1.4.3. At any time during the Transfer Period, the Company may elect to exercise the Purchase Option by giving written notice of its election to the Transferor. The Transferor shall not be deemed a Member for the purpose of voting on whether the Company shall elect to exercise the Purchase Option.

6.1.4.4. If the Company elects to exercise the Purchase Option, the Company’s notice of its election shall fix a closing date (the “Transfer Closing Date”) for the purchase, which shall not be earlier than five (5) days after the date of the notice of election or more than thirty (30) days after the expiration of the Transfer Period.

6.1.4.5. If the Company elects to exercise the Purchase Option, the Purchase Price shall be paid in cash on the Transfer Closing Date.

6.1.4.6. If the Company fails to exercise the Purchase Option, the Transferor shall be permitted to offer and sell for a period of ninety (90) days (the “Free Transfer Period”) after the expiration of the Transfer Period at a price not less than the Purchase Price. If the Transferor does not Transfer the Transferor Interest within the Free Transfer Period, the Transferor’s right to Transfer the Transferor Interest pursuant to this Section shall cease and terminate.

6.1.4.7. Any Transfer of the Transferor Interest made after the last day of the Free Transfer Period or without strict compliance with the terms, provisions, and conditions of this Section and other terms, provisions, and conditions of this Agreement, shall be null, void, and of no force or effect.

6.2.      Voluntary Withdrawal. No Member shall have the right or power to Voluntarily Withdraw from the Company and any Member who shall voluntarily withdraw shall be in intentional breach of this Agreement. No Member who shall Voluntarily Withdraw shall be entitled to receive, in liquidation of his Interest, pursuant to Section 25-10 of the Act or otherwise, the fair value of the Member’s Interest on the date of Voluntary Withdrawal.

6.3.      Involuntary Withdrawal. Immediately upon the occurrence of an Involuntary Withdrawal, the successor of the Withdrawn Member shall thereupon become an Interest Holder but shall not become a Member. If the Company is continued as provided in Section 7.1.3, the successor Interest Holder shall have all the rights of an Interest Holder but neither the predecessor nor the successor Interest Holder shall be entitled to receive in liquidation of the Interest, pursuant the Act, the fair market value of the Member’s Interest as of the date the Member involuntarily withdrew from the Company.

6.4.      Appraised Value.

6.4.1. The term “Appraised Value” means the appraised value of the equity of the Company’s assets as hereinafter provided. Within fifteen (15) days after demand by either one or the other, the Company and the Withdrawing Member shall each appoint an appraiser to determine the value of the equity of the Company’s Assets. If the two appraisers agree upon the equity value of the Company’s assets, they shall jointly render a single written report stating that value. If the two appraisers cannot agree upon the equity value of the Company’s assets, they shall each render a separate written report and shall appoint a third appraiser, who shall appraise the Company’s assets and determine the value of the equity therein, and shall render a written report of his opinion thereon. Each party shall pay the fees and costs of the appraiser appointed by that party, and the fees and other costs of the third appraiser shall be shared equally by both parties.

6.4.2. The equity value contained in the aforesaid joint written report or written report of the third appraiser, as the case may be, shall be the Appraised Value; provided, however, that if the value of the equity contained in the appraisal report of the third appraiser is more than the higher of the first two appraisals, the higher of the first two appraisals shall govern; and provided, further, that if the value of the equity contained in the appraisal report of the third appraiser is less than the lower of the first two appraisals, the lower of the first two appraisals shall govern.

Section VII
Dissolution, Liquidation, and Termination of the Company

7.1.      Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

7.1.1. when the period fixed for its duration in Section 2.4 has expired;

7.1.2. upon the unanimous written agreement of all of the Members; or

7.1.3. upon the occurrence of an Involuntary Withdrawal, unless, within ninety (90) days after the occurrence of the Involuntary Withdrawal (a) there are not at least two (2) remaining Members, or (b) the remaining Members holding at least 51% of the aggregate Percentage, elect not to continue the business of the Company pursuant to the terms of this Agreement.

7.2.      Procedure for Winding Up and Dissolution. If the Company is dissolved, the Manager shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company, including Interest Holders who are creditors, in satisfaction of the liabilities of the Company, and then to the Interest Holders in accordance with Section 4.4.

7.3.      Filing of Articles of Cancellation. If the Company is dissolved, the Manager shall promptly file Articles of Cancellation with the Secretary. If there is no Manager, then the Articles of Cancellation shall be filed by the remaining Members; if there are no remaining Members, the Articles shall be filed by the last Person to be a Member; if there is neither a Manager, remaining Members, or a Person who last was a Member, the Articles shall be filed by the legal or personal representatives of the Person who last was a Member.

Section VIII
Books, Records, Accounting, and Tax Elections

8.1.      Bank Accounts. The Manager shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

8.2.      Books and Records.

8.2.1. The Manager shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The records shall include, but not be limited to, complete and accurate information regarding the state of the business and financial condition of the Company, a copy of the articles of organization and operating agreement and all amendments to the articles and operating agreement; a current list of the names and last known business, residence, or mailing addresses of all Members; and the Company’s federal, state or local tax returns. The Manager may cause the financial statements to be audited but shall not be required to do so.

8.2.2. The books and records shall be maintained in accordance with sound accounting practices and shall be available at the Company’s principal office for examination by any Member or the Member’s duly authorized representative at any and all reasonable times during normal business hours.

8.2.3. Each Member shall reimburse the Company for all costs and expenses incurred by the Company in connection with the Member’s inspection and copying of the Company’s books and records.

8.3.      Annual Accounting Period. The annual accounting period of the Company and its taxable year shall be selected by the Manager, subject to the requirements and limitations of the Code.

8.4.      Reports. Within seventy-five (75) days after the end of each taxable year of the Company, the Manager shall cause to be sent to each Person who was an Interest Holder at any time during the taxable year then ended that tax information concerning the Company which is necessary for preparing the Interest Holder’s income tax returns for that year.

8.5.      Tax Matters Person. Hal Barber shall be the Company’s “tax matters person” (“Tax Matters Person”). The Tax Matters Person shall have all powers and responsibilities provided in Code Section 6221, et seq. or such other provisions as may become applicable to limited liability companies. The Tax Matters Person shall keep all Members informed of all notices from government taxing authorities which may come to the attention of the Tax Matters Person. The Company shall pay and be responsible for all reasonable third-party costs and expenses incurred by the Tax Matters Person in performing those duties. A Member shall be responsible for any costs incurred by the Member with respect to any tax audit or tax-related administrative or judicial proceeding against any Member, even though it relates to the Company. The Tax Matters Person may not compromise any dispute with the Internal Revenue Service without the approval of the Members.

8.6.      Tax Elections. The Manager shall have the authority to make all Company elections permitted under the Code, including, without limitation, elections of methods of depreciation and elections under Code Section 754. The decision to make or not make an election shall be at the Manager’s sole and absolute discretion.

8.7.      Title to Company Property.

8.7.1. Except as provided in Section 8.7.2, all real and personal property acquired by the Company shall be acquired and held by the Company in its name.

8.7.2. The Manager may direct that legal title to all or any portion of the Company’s property be acquired or held in a name other than the Company’s name. Without limiting the foregoing, the Manager may cause title to be acquired and held in its name or in the names of trustees, nominees, or straw parties for the Company. It is expressly understood and agreed that the manner of holding title to the Company’s property (or any part thereof) is solely for the convenience of the Company, and all of that property shall be treated as Company property.

Section IX
General Provisions

9.1.      Assurances. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the Manager deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

9.2.      Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “notice”) required or permitted under this Agreement must be in writing and either delivered personally sent by certified or registered mail, postage prepaid, return receipt requested sent by recognized overnight delivery service or by facsimile transmittal. A notice must be addressed to an Interest Holder at the Interest Holder’s last known address on the records of the Company. A notice to the Company must be addressed to the Company’s principal office. A notice delivered personally will be deemed given only when acknowledged in writing by the person to whom it is delivered. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. A notice sent by recognized overnight delivery service will be deemed given when received or refused. A notice sent by facsimile shall be deemed given when sent provided notice by personal delivery or overnight delivery service is effective the day following such facsimile transmission. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

9.3.      Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

9.4.      Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Members. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of all of the Members.

9.5.      Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Illinois.

9.6.      Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

9.7.      Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

9.8.      Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in the United States District Court in Chicago, Illinois. All Members hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

9.9.      Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

9.10.    Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

9.11.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

9.12.    Estoppel Certificate. Each Member shall, within ten (10) days after written request by any Member or the Manager, deliver to the requesting Person a certificate stating, to the Member’s knowledge, that: (a) this Agreement is in full force and effect; (b) this Agreement has not been modified except by any instrument or instruments identified in the certificate; and (c) there is no default hereunder by the requesting Person, or if there is a default, the nature and extent thereof. If the certificate is not received within that ten (10) day period, the Manager shall execute and deliver the certificate on behalf of the requested Member, without qualification, pursuant to the power of attorney granted in Section 5.6.

9.13.    Recitals. The Recitals at the beginning of this Agreement are incorporated into and are an integral part of this Agreement.

IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed as of the date set forth hereinabove.

MEMBER:	Kimball Hill, Inc., an Illinois corporation

	By:	/s/ David K. Hill
David K. Hill, President